Circle Announces CFO Transition Plan Jeremy Fox-Geen to step down as Chief Financial Officer and will support a smooth transition; Company has commenced the search for a successor NEW YORK — September 25, 2026 — Circle Internet Group, Inc. (NYSE: CRCL) today announced that Jeremy Fox-Geen intends to step down as Chief Financial Officer after more than five years in the role. To assist with a smooth transition, he will continue as Chief Financial Officer through the end of December 2026, unless a successor is appointed sooner. The company has commenced a search for Circle's next Chief Financial Officer with the assistance of a leading executive search firm. Since joining Circle in May 2021, Mr. Fox-Geen has played key roles in Circle’s growth and success, including building Circle’s strong financial organization, navigating a successful $1.2 billion initial public offering, and contributing to Circle’s more than five years of strong growth. "Jeremy has played a key role in building Circle into the company it is today," said Jeremy Allaire, Co-Founder, Chairman and Chief Executive Officer. “He brought strategic insight, financial leadership, and operating discipline through periods of both market turmoil and tremendous growth. We are grateful for all he has done for Circle. We wish him the best." "Serving as Circle's Chief Financial Officer has been the highlight of my professional career," said Mr. Fox-Geen. “It has been a privilege to work at a company that combines a compelling mission with an unmatched market opportunity and an extraordinarily talented team. I am proud of what we have built together. Having achieved many milestones, it is now the right time for me to step down and take a break before my next chapter. I have the greatest of confidence in the company’s future, and I look forward to watching the team’s continued success.” ### Circle Press Contact: press@circle.com About Circle Internet Group (Circle) Circle (NYSE: CRCL) is one of the world’s leading internet financial platform companies, building the foundation of a more open, global economy through programmable blockchain infrastructure, digital assets, and payment applications. Circle’s platform includes the world’s largest stablecoin network anchored by USDC, Circle Payments Network for global money movement, and Arc, an enterprise-grade blockchain designed to become the Economic OS for the internet. Enterprises, financial institutions, and developers use Circle to power trusted, internet-scale financial innovation.